Exhibit 99.1

Silvergate Announces Appointment of Rebecca Rettig to Board of Directors
03/16/2022
LA JOLLA, Calif. -- (BUSINESS WIRE) -- Silvergate Capital Corporation (the “Company” or “Silvergate”) (NYSE:SI), the leading provider of innovative financial infrastructure solutions to the digital currency industry, today announced the appointment of Rebecca Rettig to the board of directors for both the Company and its subsidiary bank, Silvergate Bank.
“I am honored to join Silvergate’s board at this moment of evolution in the bank’s history and the digital asset ecosystem,” said Rebecca Rettig. “I look forward to working with Silvergate’s leadership and my fellow board members to strengthen the Company’s leadership position in this evolving and innovative industry.”
“Rebecca’s broad wealth of knowledge in the blockchain and digital currency space make her a valuable addition to our board,” said Alan J. Lane, President and CEO of Silvergate. “Her experience will support us as we continue to provide innovative solutions to the rapidly growing digital currency industry.”
Ms. Rettig is the General Counsel of the Aave Companies, a group of software development companies that build open-source, blockchain-based software. She began her legal career in 2006 at Cravath, Swaine & Moore LLP in New York, litigating complex commercial disputes. Prior to joining the Aave Companies in March 2021, Ms. Rettig was a partner at Manatt, Phelps & Phillips LLP in the financial services group, representing blockchain and digital currency clients. With unique and deep-rooted expertise representing companies at the forefront of the financial services industry’s digital transformation, Ms. Rettig represented blockchain clients in all aspects of litigation and regulatory enforcement proceedings as well as in regulatory licensing matters and before regulators. Ms. Rettig holds a Bachelor’s degree in History and English from Stanford University, a Master’s degree from the London School of Economics and Political Science, and a Juris Doctor degree from Columbia Law School.
About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital currency industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital currency companies and investors around the world. Silvergate is enabling the rapid growth of digital currency markets and reshaping global commerce for a digital currency future.

Investor Relations:
Hunter Stenback/Ashna Vasa
(858) 200-3782
investors@silvergate.com
Media:
Natalie Short
press@silvergate.com